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                                                                    Exhibit 12.1

                                 TRANSTAR, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)

                                                                       For the year ended December 31,
                                                        ------------------------------------------------------------
                                                         1997          1996         1995          1994          1993
                                                         ----          ----         ----          ----          ----
Income before income taxes,
  extraordinary item and change in
  accounting principle ............................     $110,579     $103,714     $ 93,915     $ 86,102     $25,976

Fixed charges:

Interest expense and amortization of
  debt issuance costs .............................     $ 17,358     $ 21,314     $ 24,144     $ 25,253     $47,838
Interest expense on rentals .......................        7,976        7,854        6,057        6,225       6,956
                                                        --------     --------     --------     --------     -------
       Total fixed charges ........................     $ 25,334     $ 29,168     $ 30,201     $ 31,478     $54,794
                                                        ========     ========     ========     ========     =======
Earnings before income taxes,
  extraordinary item, change in
  accounting principle and fixed
  charges .........................................     $135,913     $132,882     $124,116     $117,580     $80,770
                                                        ========     ========     ========     ========     =======

Ratio of earnings to fixed charges ................         5.36         4.56         4.11         3.74        1.47
                                                        ========     ========     ========     ========     =======

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Income for the years 1993, 1994, 1996 and 1997 includes non-recurring charges
(credits) of $17.3 million $(1.7) million, $(1.0) million, and $7.0 million, respectively.